SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No. __)

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EQ ADVISORS TRUST
(Name of Registrant as Specified in Its Charter)

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AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED FEBRUARY 16, 2010

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for the following portfolios, each, a series of EQ Advisors Trust (the “Trust”):

•	EQ/Equity Growth PLUS Portfolio (“Equity Growth Portfolio”);

•	EQ/International Core PLUS Portfolio (“International Core Portfolio”);

•	EQ/Large Cap Core PLUS Portfolio (“Large Cap Core Portfolio”);

•	EQ/Large Cap Growth PLUS Portfolio (“Large Cap Growth Portfolio”);

•	EQ/Mid Cap Value PLUS Portfolio (“Mid Cap Value Portfolio”); (together, the “Portfolios”).

The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104 or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Life Insurance Company (“AXA Equitable”) serves as the Investment Manager and Administrator of the Trust and AXA Advisors, LLC and AXA Distributors, LLC serve as the Distributors for the Trust’s shares. Each is located at 1290 Avenue of the Americas, New York, New York 10104. AXA Equitable, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees to select and replace investment sub-advisers for the Trust (“Advisers”) and to amend the advisory agreements between AXA Equitable and the Advisers without obtaining shareholder approval. Accordingly, AXA Equitable is able, subject to the approval of the Trust’s Board of Trustees and other conditions, to appoint and replace Advisers and to amend advisory agreements without obtaining shareholder approval.

At a regular meeting of the Board of Trustees of the Trust held on December 14-15, 2009, the Board of Trustees, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended) of the Trust, the Investment Manager, the Advisers or the Distributors (“Independent Trustees”), unanimously approved the Investment Manager’s proposals to replace SSgA Funds Management, Inc. (“SSgA FM”) as an Adviser to an allocated portion of each Portfolio that are designed to achieve the performance returns of a specific index with minimal tracking error (each, an “Index Allocated Portion”) with BlackRock Investment Management, LLC (“BlackRock” or “New Adviser”). The Investment Managers proposal with respect to BlackRock was based on a determination to realize certain operational efficiencies through the consideration of certain passive style sub-advisory services provided to the Portfolios and other registered investment companies managed by AXA Equitable. The other current Advisers of each Portfolio are listed below:

Portfolio	Advisers
Equity Growth Portfolio	AXA Equitable BlackRock Capital Management, Inc.

International Core Portfolio	AXA Equitable Hirayama Investments, LLC Wentworth Hauser and Violich, Inc.

Large Cap Core Portfolio	AXA Equitable Institutional Capital LLC

Large Cap Growth Portfolio	AXA Equitable Marsico Capital Management, Inc.

Mid Cap Value Portfolio	AXA Equitable Wellington Management Company, LLP

AXA Equitable, in its capacity as the Investment Manager of the Trust, will continue to allocate the assets of each of the Portfolios among the Advisers.

Factors Considered by the Board

In reaching its decision to approve the Advisory Agreement (“Advisory Agreement” or “Agreement”), the Board considered the overall fairness of the Advisory Agreement and whether the Advisory Agreement was in the best interest of each Portfolio. The Board further considered factors it deemed relevant with respect to each Portfolio, including, as applicable: (1) the nature, quality and extent of the services to be provided to the Portfolio by BlackRock and its respective affiliates; (2) composite performance of the relevant index strategies managed by BlackRock as well as other performance information; (3) the proposed subadvisory fees; (4) the impact of the appointment of BlackRock on the Manager’s profitability; (5) the anticipated effect of growth and size on the Portfolio’s expenses; and (6) the “fall out” benefits to be realized by the Manager, BlackRock and their respective affiliates (i.e., any direct or indirect benefits to be derived by the Manager, BlackRock and their respective affiliates). In considering the Advisory Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have contributed different weight to each factor.

The Board also considered factors in the context of the overall objectives for the Portfolios as multi-advised portfolios, including the following: (1) to offer a broad array of investment disciplines; (2) to provide performance over extended market cycles that exceeds the performance of the relevant benchmark with lower volatility by combining different investment styles and Advisers within the same discipline; (3) to offer a product to investors that provides access to Advisers that may not otherwise be available to many of the Portfolios’ investors because of those Advisers’ minimum investment amounts; and (4) to provide active oversight through the Manager’s monitoring of compliance with performance, volatility and other stated objectives.

Information furnished specifically in connection with the approval process included a detailed memorandum and other materials prepared by the Manager, as well as a separate memorandum prepared by BlackRock, describing, among other things, the services to be provided by BlackRock and the investment personnel of BlackRock, current and proposed advisory fees, performance information and other matters. The information regarding BlackRock and the Advisory Agreement was provided to the Trustees prior to the meeting. During the meeting, the Trustees discussed the information provided and the Independent Trustees also met in executive session during the meeting to review this information. The Independent Trustees were assisted by independent counsel during these meetings and during their deliberations regarding the Advisory Agreement, and also received materials discussing the legal standards applicable to their consideration of the Advisory Agreement. While the Advisory Agreement for each of the Portfolios was considered at the same Board meeting, the Board dealt with each Portfolio separately. In approving the Advisory Agreement with respect to each Portfolio, the Board, including the Independent Trustees, determined that the proposed advisory fee structure was fair and reasonable and that approval of the Advisory Agreement was in the best interests of each Portfolio and its shareholders. While attention was given to all information furnished, the following discusses some of the primary factors relevant to the Board’s decision.

Nature, Quality and Extent of Services. The Board was satisfied with the nature, quality and extent of the overall services to be provided by BlackRock to the Portfolios. In addition to the investment performance information discussed later, the Board considered the responsibilities and experience of BlackRock. The Board also considered that BlackRock would be responsible for making investment decisions on behalf of the index allocated portions of the Portfolios and implementing each Portfolio’s futures and options strategy, placing all orders for the purchase and sale of investments for assets managed by BlackRock with brokers or dealers and performing related administrative functions. The Board considered, among other things, information regarding BlackRock’s investment process, experience managing portfolios with similar investment strategies, the background of each portfolio manager of BlackRock who would provide services to the Portfolios, the general method of compensation for the portfolio managers and BlackRock’s best execution trading policies.

Performance. The Board also received and reviewed information regarding the composite performance of BlackRock’s relevant index strategies that generally showed annual returns over a ten year period, as well as the hypothetical performance of the futures and options strategy under different market conditions. Based on its review, the Board was satisfied with the performance of BlackRock’s index strategies, and with the Manager’s explanation that the futures and options strategy could reduce the risk of investing in the Portfolios and potentially enhance each Portfolio’s long-term performance.

Fees, Economies of Scale and Profitability. The Board also considered the proposed advisory fee for each Portfolio in light of the nature, quality and extent of the services to be provided by BlackRock. The Board compared the proposed fee to the current advisory fee for the index allocated portion of each Portfolio and also considered that the futures and options strategy is a relatively unique strategy requiring additional skills and experience. In connection with its deliberations, the Board also examined whether the advisory fees include breakpoints in the fees as assets of the Portfolios grow. The Board noted that the proposed advisory feeincludes breakpoints, and in addition, economies of scale are shared with each Portfolio and its shareholders through management fee breakpoints so that as a Portfolio grows in size, its effective management fee rate declines. The Board further considered the impact of the proposed advisory fees on the level of profits realized by the Manager and its affiliates. The Manager further advised the Board that it does not regard BlackRock’s profitability as meaningful to an evaluation of the Advisory Agreement because the willingness of BlackRock to serve in such capacity depends upon arm’s-length negotiations with the Manager, the Manager generally is aware of the fees charged by BlackRock to other clients, and the Manager believes that the fees agreed upon with BlackRock are reasonable in light of the quality of investment advisory services rendered. The Board accepted the Manager’s explanation in light of the Board’s findings as to the reasonableness of the proposed advisory fees to be paid by each Portfolio and the fact that BlackRock’s fee is paid by the Manager. Based on its review, the Board was satisfied with BlackRock’s proposed fee rate.

Fall-Out Benefits. In its consideration of the Advisory Agreement, the Board also noted, among other things, that the Manager and BlackRock may derive ancillary benefits from Portfolio operations. For example, the Board considered that the appointment of BlackRock and the implementation of the futures and options strategy could reduce the risk of investing in the Portfolios and potentially enhance the performance of the Portfolios, but also could benefit the Manager and its affiliates, for example, by reducing the risk that the assets of the Portfolios, and therefore the Manager’s management fee and other revenue from the Portfolio, will decline or fluctuate significantly and by reducing the risks associated with guarantees that the Manager and its affiliates provide as the issuers of certain variable insurance contracts that offer the Portfolios as investment options. In addition, the Board considered that BlackRock, through its position as an Adviser to the Portfolios, may engage in soft dollar transactions. The Board received information regarding BlackRock’s procedures for executing portfolio transactions for the Portfolios and BlackRock’s policies and procedures for the selection of brokers and dealers and obtaining research from those brokers and dealers. In addition, the Board considered that BlackRock is affiliated with registered broker-dealers, who may, from time to time, receive brokerage commissions from the Portfolios in connection with the purchase and sale of portfolio securities; provided, however, that those transactions, among other things, must be consistent with seeking best execution. The Board also recognized that affiliates of BlackRock may sell, and earn sales commissions and/or other compensation with respect to, insurance products issued by the Manager or its affiliates and that the proceeds of those sales may be invested in the Portfolios.

Information Regarding the Investment Advisory Agreement

The terms of the new Agreement between AXA Equitable and BlackRock are substantially similar to those of the old investment advisory agreement between AXA Equitable and the prior Adviser.

The new Agreement provides that it will remain in effect with respect to each Portfolio for its initial two-year term and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The new Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees or by the vote of a majority of the outstanding voting securities of the respective Portfolio, on sixty days’ written notice to AXA Equitable and the New Adviser, or by AXA Equitable or the New Adviser on sixty days’ written notice to the Trust and the other party. The new Agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between AXA Equitable and the Trust is terminated for any other reason.

The new Agreement generally provides that the New Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by AXA Equitable or the Trust as a result of any error of judgment or mistake of law by the New Adviser or its affiliates with respect to its respective portfolio, except that nothing in the Agreement limits the New Adviser’s or its affiliates liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the New Adviser in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to its respective portfolio, if such statement or omission was made in reliance upon information furnished by the New Adviser or its affiliates to AXA Equitable or the Trust.

Under the old Investment Advisory Agreement between AXA Equitable and SSgA FM dated as of December 1, 2008, as amended, SSgA FM received an advisory fee based on the assets of the Portfolios allocated to SSgA FM except the International Core Portfolio, equal to the following annual rate: 0.02% of the Index Allocated Portion’s average daily net assets up to and including $150 million; and 0.015% of the Index Allocated Portion’s average daily net assets in excess of $150 million. With respect to the International Core Portfolio, SSgA FM received an advisory fee based on the assets of the Portfolio allocated to SSgA FM equial to the following annual rate: 0.04% of the Index Allocated Portion’s average daily net assets up to and including $100 million; 0.03% of the Index Allocated Portion’s average daily net assets in excess of $100 million up to and including $600 million; and 0.0275% of the Index Allocated Portion’s average daily net assets in excess of $600 million. For the fiscal year ended December 31, 2009, SSgA FM received $320,131, $146,607, $191,679, $126,895 and $133,140 in advisory fees for services to the International Core Portfolio, Large Cap Core Portfolio, Large Cap Growth Portfolio, Mid Cap Value Portfolio and Equity Growth Portfolio, respectively.

Information Regarding the New Adviser

BlackRock Investment Management LLC

As one of the Advisers to the Portfolios, it is anticipated that BlackRock, will invest the assets of each Index Allocated Portion in a manner that is intended to track the performance (before fees and expenses) of the specific index(es) identified below opposite the name of the Portfolio:

Portfolio	Index
Equity Growth Portfolio	Russell 1000 Growth Index

International Core Portfolio	Morgan Stanley Capital International EAFE Index or the ASX SPI 200 Index, DJ Euro STOXX Index, FTSE 100 Index and the Tokyo Stock Price Index

Large Cap Core Portfolio	S&P 500 Index

Large Cap Growth Portfolio	Russell 1000 Growth Index

Mid Cap Value Portfolio	Russell Midcap Value Index

BlackRock generally will seek to achieve this objective by investing the assets of each Index Allocated Portion in the securities of the specified benchmark index in approximately the same weight that they represent in the index. At the Investment Manager’s direction, BlackRock will utilize futures and options in connection with the Investment Manager’s oversight of each Portfolio’s equity exposure as more fully described in the Prospectus, as supplemented. The investment objective of each Portfolio will remain the same, and the investment strategies of each Portfolio will remain the same, except as described herein and in the Trust’s Prospectus, as supplemented.

The principal risks of investing in each Portfolio are listed in the Trust Prospectus, as supplemented, under the heading “Principal Investment Risks.” These risks are discussed in more detail under the heading “More Information on Risks and Benchmarks” in the Trust Prospectus.

Portfolio manager Debra L. Jelilian of BlackRock will have primary responsibility for the day-to-day management of the Index Allocated Portions of the Portfolios. Ms. Jelilian is a Managing Director of BlackRock and has held this position since 2009. Ms. Jelilian was a portfolio manager and Manager of BlackRock Inc. from 2006 to 2009 and portfolio manager and Vice President of Merrill Lynch Investment Managers, L.P. from 1999 to 2006.

BlackRock is located at 800 Scudders Mill Road, Plainsboro, NJ 08536 and is a wholly-owned subsidiary of BlackRock Inc. As of December 31, 2009, BlackRock had approximately $3.35 trillion in assets under management.

Directors and Principal Executive Officers of BlackRock are Laurence Fink, Chief Executive Officer and Chairman, Abdlatif Al-Hamad, Director, Bartholomew A. Battista, Chief Compliance Officer and Managing Director, Mathis Cabiallavetta, Director, Robert P. Connelly, General Counsel and Managing Director, Dennis Dammerman, Director, Bill Demchak, Director, Robert Diamond, Director, Kenneth Dunn, Director, Murry Gerber, Director, James Grosfeld, Director, Robert Kapito, President and Director, David Komansky, Director, Sallie Krawcheck, Director, Mark Linsz, Director, Sir Deryck Maughan, Director, Thomas O’Brien, Director, Ann M. Petach, Chief Financial Officer and Managing Director, Linda Gosden Robinson, Director, James Rohr, Director, John Varley, Director, and Susan L. Wagner, Vice Chairman and Chief Operating Officer. The address of each of these individuals is 800 Scudders Mill Road, Plainsboro, NJ 08536.

For its services to the Portfolios, BlackRock receives an annual advisory fee based on the assets of the Portfolios allocated to BlackRock as follows:

Effective February 1, 2010, through February 11, 2010, on behalf of the Portfolios, BlackRock will receive a fee (calculated separately for each Portfolio) of 0.02% of each Index Allocated Portion’s average daily net assets.

Effective February 12, 2010, BlackRock’s fee will be aggregated among all of the five Portfolios described in this Information Statement and other Allocated Portions of the following Trust Portfolios: EQ/Global Multi-Sector Equity Portfolio; EQ/Franklin Small Cap Value Core Portfolio; EQ/Mutual Large Cap Equity Portfolio; EQ/Templeton Global Equity Portfolio; EQ/Franklin Core Balanced Portfolio; AXA Tactical Manager 500 Portfolio-I; AXA Tactical Manager 500 Portfolio-II; AXA Tactical Manager 500 Portfolio-III; AXA Tactical Manager 400 Portfolio-I; AXA Tactical Manager 400 Portfolio-II; AXA Tactical Manager 400 Portfolio-III; AXA Tactical Manager 2000 Portfolio-I; AXA Tactical Manager 2000 Portfolio-II; AXA Tactical Manager 2000 Portfolio-II; AXA Tactical Manager International Portfolio-I; AXA Tactical Manager International Portfolio-II; and AXA Tactical Manager International Portfolio-III in addition to the following series of AXA Premier VIP Trust, a separate investment company managed by AXA Equitable and advised by BlackRock: Multimanager International Equity Portfolio, Multimanager Mid Cap Growth Portfolio, Multimanager Mid Cap Value Portfolio, Multimanager Small Cap Growth Portfolio and Multimanager Small Cap Value Portfolio (together with the Portfolios, the “Tactical Manager Portfolios”). BlackRock will receive a fee of 0.075% of the Tactical Manager Portfolios’ average daily net assets up to and including $5 billion; 0.055% of the Tactical Manager Portfolios’ average daily net assets over $5 billion and up to and including $10 billion; 0.05% of the Tactical Manager Portfolios’ average daily net assets over $10 billion.

Had the current advisory fee been in effect during the fiscal year ended December 31, 2009, BlackRock would have received $715,683, $619,561, $825,495, $509,311 and $532,189 for services to the International Core Portfooio, Large Cap Core Portfolio, Large Cap Growth Portfolio, Mid Cap Value Portfolio and Equity Growth Portfolio, respectively. These fees represent a 124%, 322%, 331%, 301% and 299% difference from the advisory fee paid to SSgA FM for the International Core Portfooio, Large Cap Core Portfolio, Large Cap Growth Portfolio, Mid Cap Value Portfolio and Equity Growth Portfolio, respectively. AXA Equitable and not the Portfolios is responsible for the payment of advisory fees to BlackRock. The management fee with respect to each Portfolio is as follows:

Portfolio	First $750 Million	Next $1 Billion	Next $3 Billion	Next $5 Billion	Thereafter
Equity Growth Portfolio	0.500%	0.450%	0.425%	0.400%	0.375%
Large Cap Core Portfolio	0.500%	0.450%	0.425%	0.400%	0.375%
Mid Cap Value Portfolio	0.550%	0.500%	0.475%	0.450%	0.425%
International Core Portfolio	0.600%	0.550%	0.525%	0.500%	0.475%
Large Cap Growth Portfolio	0.500%	0.450%	0.425%	0.400%	0.375%

Information regarding other comparable funds for which BlackRock serves as an adviser is provided in Appendix A to this Information Statement.

* * * * *

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board of Trustees, the Portfolios may engage in brokerage transactions with brokers that are affiliates of the Investment Manager or the Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Investment Manager or Advisers.

For the fiscal year ended December 31, 2009, the Large Cap Core Portfolio paid $20,395 in brokerage commissions to Sanford C. Bernstein & Co. LLC, an indirect broker subsidiary of AXA Equitable. For the fiscal year ended December 31, 2009, the Mid Cap Value Portfolio paid $3,079 to Sanford C. Bernstein & Co. LLC, an indirect broker subsidiary of AXA Equitable and $21.55 to BNP Paribas S.A., an affiliate of AXA S.A, the Manager’s ultimate parent company.

Control Persons and Principal Holders

AXA Equitable may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of January 31, 2010. AXA Equitable is organized as a New York corporation and is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio. As of January 31, 2010, the Trustees and Officers of the Trust owned Contracts entitling them to provide voting instructions in the aggregate with respect to less than one percent of the beneficial interest of each of the Portfolios.

The following table sets forth information regarding the shareholders who beneficially owned more than 5% of any class of shares of each of the Portfolios as of January 31, 2010.

Shareholder*	Portfolio	Number of Shares Owned/Class	Percentage of Class
AXA Equitable Life Insurance Company c/o Chryssa Kasparian Karr Barth Associates 40 Monument Road Bala Cynwyd PA 19004	EQ/Equity Growth PLUS Portfolio	404,651.14/Class IA	13.57%

All Asset Allocation Portfolio		251194.605/Class IA	5.16%

Ashok Rametra Fam Tst Rama Rametra 1 Cobble Court Loudonville NY 12211	EQ/Large Cap Core PLUS Portfolio	9,369.84/Class IA	16.10%

Rama Rametra Fam Tst Rama Rametra 1 Cobble Court Loudonville NY 11211		9,333.92/Class IA	16.04%

Tripp Family Irr Trust Linda Tripp 111 W. Broadway Bolivar MO 65613		3,588.71/Class IA	16.16%

Joan M. Check 6899 E. Pinehurst Drive Lake Tomahawk WI 54539		3,833.24/Class IA	6.58%

Aventis Pasteur Tr Dtd 20020401 c/o Karr Barth Admin 40 Monument Rd Bala Cynwyd PA 19004		4,031.66/Class IA	6.93%

Rainbo Records Mftg Corp c/o Steven Sheldon 8960 Eton Ave Canoga Park CA 91304		6,664.15/Class IA	11.45%

AXA Conservative Plus Allocation Portfolio		3,135,048.31/Class IA	5.11%

AXA Moderate Allocation Portfolio		19,156,567.65/Class IA	31.21%

AXA Moderate Plus Allocation Portfolio		25,295,604.79/Class IA	41.21%

AXA Aggressive Allocation Portfolio		9,606,976.68/Class IA	15.65%

AXA Moderate Allocation Portfoio	EQ/Large Cap Growth PLUS Portfolio	20,359,462.68/Class IA	28.25%

AXA Moderate Plus Allocation Portfolio		30,412,089.09/Class IA	42.19%

AXA Aggressive Allocation Portfolio		11,850,721.48/Class IA	16.44%

AXA Moderate Allocation Portfolio	EQ/International Core PLUS Portfolio	12,155,823.25/Class IA	26.90%

AXA Moderate Plus Allocation Portfolio		18,035,646.70/Class IA	39.91%

AXA Aggressive Allocation Portfolio		4,967,957.70/Class IA	10.99%

All Asset Allocation Portfolio		2,329,338.12/Class IA	5.15%

A copy of the Trust’s 2009 Annual Report is enclosed.

Appendix A

BlackRock Investment Management, LLC

Name of Fund	Net Assets (as of 12/31/09)	Advisory Fee Rate (% of net assets)
AXA Tactical Manager 2000-I	$54,337,000	As described earlier in this Information Statement, BlackRock receives an advisory fee equal to an annual rate of 0.075% of the average daily net assets allocated to BlackRock (on an aggregated basis) upto and including $5 billion; 0.055% of the average daily net assets allocated to Blackrock over $5 billion and up to and including $10 billion; and 0.05% of the average daily net assets allocated to BlackRock over $10 billion.
AXA Tactical Manager 2000-II	$756,237,000
AXA Tactical Manager 400-I	$13,121,000
AXA Tactical Manager 400-II	$1,105,288,000
AXA Tactical Manager 500-I	$225,391,000
AXA Tactical Manager 500-II	$4,608,790,000
AXA Tactical Manager International-I	$55,946,000
AXA Tactical Manager International-II	$2,464,454,000